Exhibit 99.1
NEOGENOMICS, INC
PRESS RELEASE
NeoGenomics Announces the Appointment of Jack G. Spitz
as Vice President of Laboratory Operations
     Ft. Myers, Florida — December 15, 2009 — NeoGenomics, Inc. (NASD OTC BB: NGNM) announced today that Jack G. Spitz has been appointed Vice President of Laboratory Operations. Mr. Spitz will be responsible for managing all laboratory operational affairs of the Company.
     Mr. Spitz most recently served as Senior Executive Director of Operations for Dermpath Diagnostics, a division of Quest Diagnostics, and formerly a division of Ameripath, Inc. Mr. Spitz was responsible for running operations of 5 dermatopathology laboratories across the Southeastern United States. Prior to joining Ameripath, Inc. in 2006, Mr. Spitz was employed by Genova Diagnostics as Director of Operations. While at Genova Diagnostics, in addition to operational responsibilities, Mr. Spitz was also involved in many R&D projects, including ground up development of a genetic testing laboratory and was responsible for transition of tests from R&D to operations.
     Douglas VanOort, Chairman and Chief Executive Officer, stated, “We are very pleased to welcome Jack Spitz to NeoGenomics. Jack brings strong operating experience in specialized laboratory testing, including histopathology, dermatopathology, and genetic testing. His process management skills will be very helpful as we maintain the highest quality and service levels even as we continue our rapid growth.”
About NeoGenomics, Inc.
     NeoGenomics, Inc. is a high-complexity CLIA–certified clinical laboratory that specializes in cancer genetics diagnostic testing, the fastest growing segment of the laboratory industry. The company’s testing services include cytogenetics, fluorescence in-situ hybridization (FISH), flow cytometry, morphology studies, anatomic pathology and molecular genetic testing. Headquartered in Fort Myers, FL, NeoGenomics has labs in Nashville, TN, Irvine, CA and Fort Myers and services the needs of pathologists, oncologists, urologists, and hospitals throughout the United States. For additional information about NeoGenomics, visit http://www.neogenomics.org.

     For more news and information on NeoGenomics, please visit www.IRGnews.com/coi/NGNM where you can find a fact sheet on the company, investor presentations, and more. Interested parties can also access additional investor relations material, including an investment profile and an equity research report, from Hawk Associates at http://www.hawkassociates.com or from the American Microcap Institute at http://www.americanmicrocapinstitute.com/ngnm/.
For further information, please contact:

NeoGenomics, Inc.	The Investor Relations Group
Steven C. Jones	Investor Relations:
Director of Investor Relations	Michael Crawford
(239) 325-2001	(212) 825-3210
sjones@neogenomics.org	mcrawford@investorrelationsgroup.com
or
Hawk Associates, Inc.	Media Relations:
Ms. Julie Marshall	Janet Vasquez
(305)-451-1888	(212) 825-3210
neogenomics@hawkassociates.com	jvasquez@investorrelationsgroup.com

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